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                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549

                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): May 24, 2000

                             UNIT CORPORATION
            (Exact Name of Registrant as Specified in Charter)


        Delaware                 1-9260                 73-1283193
        (State of       (Commission File Number)       (IRS Employer
     Incorporation)                                 Identification No.)


                           1000 Kensington Tower,
                             7130 South Lewis,
                           Tulsa, Oklahoma 74136

            (Address Of Principal Executive Offices)  (Zip Code)


     Registrant's telephone number, including area code: (918) 493-7700


                              (Not Applicable)
       (Former Name Or Former Address, If Changed Since Last Report)






















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ITEM 5.   OTHER EVENTS.

     We are filing this report on Form 8-K to release the financial results of Unit Corporation for April, 2000. On March 20, 2000, we completed the acquisition, by merger, of Questa Oil and Gas Co.("Questa") under which Questa became a wholly owned subsidiary of Unit Corporation. In the merger each of Questa's outstanding shares of common stock (excluding treasury shares) was converted into the right to receive .95 shares of our common stock totaling approximately 1.8 million shares. The merger has been accounted for as a pooling of interests. These results represent 30 days of post merger combined operating results and are submitted pursuant to the requirements of Accounting Series Release No. 135 as interpreted by Staff Accounting Bulletin No. 65.

     Consolidated net income for the month of April, 2000 was $1.4 million, or four cents per share, on revenue of $12.7 million. Consolidated cash flow from operations before changes in working capital was $4.5 million.

     Revenues from Unit's oil and natural gas operations were $5.1 million. Average natural gas and oil prices received for the month were $2.81 and $23.93, respectively with natural gas production of 1,442,000 Mcf and oil production of 39,000 barrels. Operating margins for the month were 71 percent.

     Contract drilling revenues were $7.5 million with an average of 36.1 rigs working during the period. Operating margins for contract drilling were 23 percent with operating profit before depreciation of $1.7 million.

     Weighted average diluted common shares outstanding for the period were 36,117,000.

     Results for the one month period ended April 30, 2000 are not necessarily indicative of the results to be realized during the quarter ending June 30, 2000 or for the full year. This Form 8-K should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and Form 10-Q for the quarter ended March 31, 2000.























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                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 24, 2000
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                               UNIT CORPORATION

                               By:  /s/ Larry D. Pinkston
                               --------------------------
                               Larry D. Pinkston
                               Vice President, Chief
                               Financial Officer
                               and Treasurer







































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